Exhibit 99.1

Chimera Investment Corporation Announces Public Offering of Common Stock

NEW YORK--(BUSINESS WIRE)--March 31, 2010--Chimera Investment Corporation (NYSE: CIM) today announced that it intends to make a public offering of 85,000,000 shares of its common stock.

Chimera intends to grant the underwriter a thirty-day option to purchase up to an additional 12,750,000 shares of common stock solely to cover over-allotments. Chimera expects to use the proceeds of this offering to finance the acquisition of residential mortgage-backed securities (RMBS) not guaranteed by a U.S. government agency, RMBS guaranteed by a U.S. government agency, prime and Alt-A mortgage loans, commercial mortgage-backed securities, collateralized debt obligations, and other consumer or non-consumer asset-backed securities. Chimera may also use the proceeds for other general corporate purposes such as repayment of outstanding indebtedness, working capital and for liquidity needs.

Credit Suisse Securities (USA) LLC is acting as the sole underwriter for the offering.

Chimera has filed a shelf registration statement and prospectus with the Securities and Exchange Commission (SEC), and will file a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents Chimera has filed with the SEC for more complete information about Chimera and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, Chimera, the underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting:

Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.
One Madison Ave.
New York, NY 10010
Telephone: (800) 221-1037

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the shares. An offering of the shares will be made only by means of a prospectus supplement and accompanying prospectus. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this press release contain “forward looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Chimera’s filing with the SEC for certain other factors that may affect forward-looking information.

CONTACT:
Chimera Investment Corporation
Investor Relations
1-866-315-9930
www.chimerareit.com